                                                                      EXHIBIT 15









October 6, 1994

Texas Utilities Company:

We have reviewed in accordance with standards established by the American Institute of Certified Public Accountants the unaudited condensed interim financial information of Texas Utilities Company and subsidiaries for the periods ended March 31, 1994 and 1993, and June 30, 1994 and 1993, as indicated in our reports dated May 10, 1994, and August 9, 1994, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994, and June 30, 1994, are being used in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Dallas, Texas